Form of
United Parcel Service, Inc.
Restricted Stock Unit Award Agreement
(Not Transferable)

THIS CERTIFIES THAT BALA SUBRAMANIAN has been granted an award of _________________ Restricted Stock Units (“RSUs”), which represents the sum of $3,000,000 divided by the closing price of the class B common stock of UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Company”) on September 1, 2026 (the “Award”). Each RSU has a value that equals the value of one share of the class B common stock of the Company. This Restricted Stock Unit Award Agreement is referred to herein as this “Agreement”.

By accepting this Award, you agree to be bound by this Agreement, the terms and conditions set forth below and the United Parcel Service, Inc. 2026 Omnibus Incentive Compensation Plan (the “Plan”).

Terms and Conditions

1.Plan. This Award is granted pursuant to the Plan and is subject to the terms, conditions, and limitations set forth in the Plan, as amended from time to time. The terms of the Plan are incorporated herein by reference. Capitalized terms not otherwise defined in this Agreement have the meanings given to them in the Plan. In the event of any inconsistency between the Plan and this Agreement, the Plan will control.

2.Bookkeeping Account. A bookkeeping account will be maintained to reflect the RSUs and any dividend equivalent units (“DEUs”) credited with respect to the RSUs described below.

3.Dividend Equivalent Units. While the RSUs remain outstanding and unvested, your account will be credited with DEUs each time dividends are paid as follows:

(a) multiplying the cash or stock dividend paid per share of the Company’s class A common stock by the number of unvested RSUs and previously credited DEUs prior to adjustment for dividends, and

(b) dividing the product determined under clause (a) above by the New York Stock Exchange closing price of the Company’s class B common stock on the last full trading day before the dividend is paid.

Each DEU has a value equal to one share of the Company’s class B common stock.

4.Vesting.

(a) General Rule. Except as otherwise provided below, the RSUs and DEUs credited to your account will vest as follows: 25% on September 1, 2027; 25% on September 1, 2028; and 50% on September 1, 2029 (the “Vesting Dates”), if you are employed by the Company or a Subsidiary on each Vesting Date.

(b) Effect of Termination. Except as otherwise provided in this Section 4(b), all unvested RSUs and DEUs will be forfeited immediately upon the termination of your employment with the Company and its Subsidiaries for any reason. However, if your employment terminates due to disability, the unvested RSUs and related DEUs will continue to vest as though you had remained employed by the Company or a Subsidiary through each applicable Vesting Date. If your employment terminates due to death, the unvested RSUs and related DEUs will become fully vested, and the underlying shares will be transferred to your estate within 90 days following your death.

5.Shares. A number of shares of the Company’s class A common stock equal to the number of RSUs and DEUs that vest on the Vesting Date will be transferred to you promptly following such Vesting Date, less any applicable tax withholdings.

6.Nontransferable. This Award and the RSUs and DEUs credited to your account may not be sold, assigned, transferred, pledged, encumbered, or otherwise disposed of.

7.Not Included in Compensation for Benefit Plan Purposes. This Award will not be treated as compensation for purposes of determining benefits under any employee benefit, retirement, or welfare plan or program.

8.Confidentiality. You agree to keep the existence and terms of this Agreement, including the amount of this Award, confidential and not to disclose them to any person other than your immediate family members or professional advisors, or as required by law, legal process, or applicable tax or regulatory requirements.

9.Employment Status. This Agreement is not intended to constitute an employment contract. Your employment will remain at will. Neither the Company nor you has made any commitment to continued employment for any specific period.

10.Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia.

IN WITNESS WHEREOF, THIS RESTRICTED STOCK UNIT AWARD AGREEMENT IS DATED AND EFFECTIVE AS OF SEPTEMBER 1, 2026.

United Parcel Service, Inc.
By: ___________________________________
Carol B. Tomé, Chief Executive Officer